Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 31, 2020, relating to the balance sheet of Avanti Acquisition Corp. as of July 25, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 24, 2020 (inception) through July 25, 2020, appearing in the Registration Statement on Form S-1, File No. 333-248838 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 1, 2020